Exhibit 99.1

One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103
[Missing Graphic Reference]
Ameren News Release

Contact:

Investors:	Media:
Bruce Steinke	Tim Fox	Mike Cleary
(314) 554-2574	(314) 554-3120	(573) 681-7137

For Immediate Release
The Federal Energy Regulatory Commission Approves Stipulation and
Consent Agreement On Fines Over Taum Sauk Dam Breach

AmerenUE and the FERC Office of Enforcement Forged the Agreement

Executives Stress AmerenUE Continues to Take Responsibility for Effects of Breach And
Has Acted Aggressively to Avoid Such Incidents In the Future

St. Louis, Mo. Oct. 2, 2006---Ameren Corporation (NYSE: AEE) today announced that the Federal Energy Regulatory Commission (FERC) has approved a stipulation and consent agreement between AmerenUE and the FERC Office of Enforcement that resolves all potential federal liability associated with the failure of AmerenUE’s Taum Sauk Hydroelectric Plant. A Dec. 14, 2005, breach in the upper reservoir of the Taum Sauk Plant caused significant damage to a state park and injured a family of five—all of whom recovered.

AmerenUE agreed to pay a civil penalty of $10 million to the United States Treasury and to fund another $5 million in project enhancements at or near the Taum Sauk facility. The agreement also requires that AmerenUE implement immediately and comply with a dam safety program---something the company has already committed to establish.

A copy of the full stipulation and consent agreement can be found on the FERC Web site at www.ferc.gov.

“We have fully cooperated with federal and state agencies in their investigation of this incident and have chosen to enter into this consent agreement rather than engaging in prolonged litigation because, from day one, we have accepted full responsibility for the effects of the breach,” said Gary L. Rainwater, Ameren chairman, president and chief executive officer. “We continue to focus on ensuring that something like this never happens again.”

Ameren Executive Vice President and Chief Operating Officer Thomas R. Voss added that the company has taken many steps to repair the damage to property and the environment caused by the breach. “We have spent tens of millions of dollars to repair Johnson’s Shut-Ins

State Park, and we have reached out to the community--funding marketing programs, covering financial damages of individuals and businesses and supporting local emergency response organizations.

“We have also worked aggressively in the past several months to build dam safety and quality assurance programs and to upgrade training,” he added. “Safety is our highest priority, and we have strengthened our safety training throughout the company.”

As a result of the Taum Sauk incident, Ameren has established a dam safety program, which is led by a highly experienced civil engineer. This Chief Dam Safety Engineer directs a multi-disciplinary team dedicated to hydro-engineering and managing ongoing upgrades, conducting safety and other operational inspections and implementing safety improvements.

BACKGROUND: On Dec. 14, 2005, the AmerenUE Taum Sauk Plant experienced a breach in its upper reservoir that caused significant flooding in the Johnson’s Shut-Ins State Park. The plant’s 1.4 billion gallon Upper Reservoir experienced a rupture in the northwest corner causing water to flow down the mountain. The company implemented its emergency plan and assembled a multi-disciplinary team of experts, company officials and consultants to analyze the event and determine next steps. Operational in 1963, AmerenUE’s Taum Sauk Plant is a “pumped-storage” hydroelectric plant. It stored water from the Black River in the upper reservoir, built atop the 1,590-foot-high Proffit Mountain and released the water to generate electricity when power was needed. The plant employs 12 people. The water flowed down a mile-long tunnel inside the mountain, turning turbine-generators to produce electricity. When power demand was low, the same turbines ran in reverse to pump water back to the upper reservoir. AmerenUE is a subsidiary of St. Louis-based Ameren Corporation. Ameren companies serve 2.4 million electric customers and nearly one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.

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